
                                                                  Exhibit 10(ae)

================================================================================

                     LEON TEMPELSMAN RETIREMENT BENEFIT PLAN

                                       OF

                        LAZARE KAPLAN INTERNATIONAL INC.

                          Effective as of March 1, 2005

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                               TABLE OF CONTENTS

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                                                                             Page
                                                                             ----
PRELIMINARY STATEMENT..........................................................1

ARTICLE I         DEFINITIONS..................................................1

   Section 1.1    Definitions..................................................1

ARTICLE II        ORGANIZATIONAL MATTERS......................................10

   Section 2.1    Nature of Plan..............................................10
   Section 2.2    Name of Plan................................................11

ARTICLE III       THE POLICY..................................................11

   Section 3.1    Acquisition.................................................11
   Section 3.2    Ownership...................................................11
   Section 3.3    Payment of Premiums.........................................11
   Section 3.4    Payment of Tax-Related Bonuses..............................12
   Section 3.5    Endorsement.................................................12
   Section 3.6    Collection of Death Proceeds................................12

ARTICLE IV        ALLOCATION OF DEATH BENEFIT.................................12

   Section 4.1    Entire Death Benefit Allocable to Company...................12

ARTICLE V         RETIREMENT BENEFITS.........................................13

   Section 5.1    Payment of Retirement Benefits..............................13
   Section 5.2    Postponement of Retirement Benefit Commencement Date........13
   Section 5.3    Postponement of Full Payout Date............................14
   Section 5.4    Determination of the Minimum Post-Payout Amount.............14
   Section 5.5    Determination of Tax Amounts................................14
   Section 5.6    Determination of Maturity Payment...........................14
   Section 5.7    Termination of Rights.......................................14

ARTICLE VI        CHANGE IN CONTROL...........................................15

   Section 6.1    Funding of Benefits Following Initial Statutory Change
                     Date.....................................................15
   Section 6.2    Account Control Agreement...................................15
   Section 6.3    Payment of Benefits Following a Statutory Change in
                     Control..................................................16
   Section 6.4    Credit Enhancement..........................................17
   Section 6.5    Overdue Payments............................................17


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
ARTICLE VII       INSURER INSOLVENCY..........................................17

   Section 7.1    Retirement Benefits.........................................17
   Section 7.2    Curative Adjustments........................................18

ARTICLE VIII      AMENDMENT...................................................18

ARTICLE IX        ADMINISTRATION..............................................18

   Section 9.1    Administrative Committee....................................18
   Section 9.2    Administration Costs........................................19
   Section 9.3    Legal Limitation............................................19
   Section 9.4    Claims Procedure............................................19

ARTICLE X         MISCELLANEOUS...............................................20

   Section 10.1   No Transfers................................................20
   Section 10.2   Nature of Plan; Remedies....................................20
   Section 10.3   Headings and Captions.......................................20
   Section 10.4   Construction................................................20
   Section 10.5   Assignment..................................................20
   Section 10.6   Severability................................................21
   Section 10.7   Applicable Law..............................................21
   Section 10.8   Arbitration.................................................21
   Section 10.9   Notices.....................................................21

ERISA RIGHTS..................................................................23

OTHER INFORMATION.............................................................25

SPECIMAN POLICY...............................................................26

SPLIT-DOLLAR ENDORSEMENT......................................................27


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

                              PRELIMINARY STATEMENT

          In recognition of the contribution Mr. Leon Tempelsman has made to its overall success and to encourage Mr. Tempelsman to continue in his efforts, Lazare Kaplan International Inc. provided Mr. Tempelsman with certain benefits by adopting a retirement benefit plan dated June 1, 1997. In December 2004, Lazare Kaplan International Inc. and Mr. Tempelsman agreed to materially modify that plan so that it would meet the requirements of Section 409A of the Internal Revenue Code of 1986 (added by the American Jobs Creation Act of 2004) and would provide benefits similar to those provided by plans that Lazare Kaplan International Inc. had adopted for the benefit of certain of its senior executives. To accomplish the foregoing, the Board of Directors has, with the written consent of Mr. Tempelsman, modified the retirement benefit plan dated June 1, 1997 to read in its entirety as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1 Definitions.

Whenever used in this instrument, the following terms have the respective meanings set forth in this Section 1.1.

     "Administrative Committee" means the committee appointed pursuant to
Section 9.1 to manage and administer the Plan.

     "Account Control Agreement" means that certain agreement between and among the Company, the Financial Institution and the Participant referred to in
Section 6.1 and described in Section 6.2.

     "Affiliate" means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company.

     "Aggregate Premium Amount" means the aggregate amount of Premiums paid by the Company on or before the Date of Death or due and owing on such Date.

     "Assumed Cash Value" means, for any day of any Plan Year, the cash surrender value the Policy would have on such day if (i) any dividend declared on the Policy for any prior Plan Year was applied as a net single premium to purchase paid-up whole life insurance or to fund a Permitted Payment; (ii) mortality charges and administrative costs applicable have not increased since the date on which the Policy was issued and will not change prior to the Date of Death; (iii) the Policy has not lapsed on account of nonpayment of Premiums;
(iv) the Policy has not been surrendered in whole or in part (unless any amount obtained upon such surrender has been applied to fund a Permitted Payment); (v) no loan has been taken from the Insurer with respect to the Policy (unless the proceeds from such loan have been applied to fund a Permitted Payment); and (vi) the Company has funded all Permitted Payments made on or before such day with amounts obtained from the Insurer upon partial surrender of the Policy to the extent the amounts so obtained could be excluded from its gross income for federal income tax purposes pursuant to Section 72(e) of the Code, and funded the balance of such Payments with loans taken from the Insurer with respect to the Policy and paid any interest on such loans when due.

     "Beneficiary" means the person or persons the Company has initially designated as the beneficiary or beneficiaries under the Policy.

     "Board of Directors" means the board of directors of the Company.

     "Business Day" means any day on which banks within the State of New York are required to be opened for business.

     "Causal Termination Date" means the day on which the Participant's employment was terminated for Cause by action on the part of the Company.

     "Causal Termination Month" means the month in which the Participant's employment was terminated for Cause by action on the part of the Company.

     "Cause" means, with respect to the Participant, conduct that is demonstrably and materially injurious to the Company that a majority of the entire number of members of the Board of Directors determines constituted (i) fraud, misappropriation or embezzlement; (ii) a breach (other than a de minimis breach) of fiduciary duty involving personal profit; (iii) a willful failure (after written notice thereof and an adequate opportunity to correct) to perform stated a task within the scope of his duties, including a willful failure to comply with a lawful resolution of the Board of Directors; or (iv) a willful violation of any law (other than a misdemeanor).

     "Change Date" means a Statutory Change Date or a Nonstatutory Change Date, as the context requires.

     "Change in Control Period" means a Statutory Change in Control Period or a Nonstatutory Change in Control Period, as the context requires.

     "Change in Control Vested" means the (i) if the Initial Change Date is a Nonstatutory Change Date, the state of having voluntarily ceased employment within the two (2-) year period beginning with the second anniversary of the Initial Change Date or after such second anniversary but within a subsequent Change in Control Period; and (ii) if the Initial Change Date is a Statutory Change Date, the state of having voluntarily ceased employment following the first anniversary of the Initial Change Date.

     "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provisions of any subsequent federal revenue law.

     "Company" means Lazare Kaplan International Inc, a Delaware corporation, its successors and assigns.

     "Continuing Director" means a member of the Board of Directors who either
(i) was a member of such Board on the Effective Date, or (ii) was nominated or appointed (before his initial election) to serve as a member by a majority of the members of such Board who were persons


                                        2




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described in clause (i) hereof at the time of such nomination or appointment.

     "Date of Death" means the date on which the Participant dies.

     "Date of Death Month" means the month that includes the Date of Death.

     "Death Benefit Date" means the date on which the death benefit payable under the Policy is paid.

     "Death Benefit Payment" means a payment of an amount equal to the amount by which (x) the sum of the death benefit paid to the Company under the Policy, the amount of any Unanticipated Indebtedness existing on the Date of Death and the amount of Unanticipated Withdrawals made prior to such Date, exceeds (y) the Aggregate Premium Amount on such Date.

     "Death Benefit Tax Amount" means such amount, if any, as shall be determined pursuant to Section 5.5(iii).

     "Death Benefit Tax Payment" means a payment to the Participant of an amount equal to the Death Benefit Tax Amount.

     "Disability" means, with respect to the Participant, any medically determinable physical or mental impairment that the Administrative Committee, on the basis of competent medical evidence, reasonably expects to result in death, or to be of long-continued and indefinite duration of not less than twelve months, and considers to have rendered the Participant substantially unable to perform his stated duties on a full-time basis.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any corresponding provisions of any subsequent federal law relating to the regulation of employee benefit plans.

     "Effective Date" means March 1, 2005.

     "Event of Insolvency" means any failure by the Insurer, due to financial incapacity or distress, to pay or lend the Company any amount to which it may be entitled under the Policy.

     "Financial Institution" means the financial institution designated pursuant to Section 6.1.

     "Full Payout Date" means the tenth anniversary of Retirement Benefit Commencement Date or such later anniversary to which the due date of the final Retirement Benefit Payment has been postponed pursuant to Section 5.3.

     "Full Payout Month" means the month that includes the Full Payout Date.

     "Funding Amount" means, on any day, the then present value (determined using a discount rate of four (4%) percent) of the series of future cash payments anticipated to be received by the Participant under Section 5.1 (determined using the Funding Assumptions).

     "Funding Assumptions" means, collectively, (i) the Participant attains the age of sixty-five


                                        3




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(65) and is employed at all times between the Effective Date and the Normal
Retirement Date; (ii) the cash surrender value of the Policy on any day of any Plan Year will equal the Funding Cash Value on such day; (iii) the Participant will not apply for any postponement of the date on which payment of Retirement Benefit Payments will commence; (iv) the Participant will apply for a postponement of the Full Payout Date until the twentieth anniversary of the Retirement Benefit Commencement Date; (v) the Date of Death will occur on the first day following the Full Payout Date; and (vi) the Company will not make any
Section 3.2 Elections.

     "Funding Cash Value" means, for any day of any Plan Year, the Assumed Cash Value on such day (determined as if the dividend rate for each Policy Year ending on or before the Initial Statutory Change Date was the actual dividend rate for such Policy Year and the dividend rate for each Policy Year beginning with or after the Initial Statutory Change Date was the greater of (x) the average dividend rate for the three- (3-) Policy-Year period immediately preceding the Initial Statutory Change Date (or such part of such period as may be applicable) or (y) six and five-tenths (6.5%) percent).

     "Guaranteed Cash Value" means, for any day of any Plan Year, the Assumed Cash Value on such day (determined as if the dividend rate for all preceding years were the minimum rate guaranteed by the Policy).

     "Guaranteed Full Net Value Payout Date" means the first date on which all Guaranteed Net Value Payments have become payable.

     "Guaranteed Full Payout Date" means the first date by which one hundred twenty (120) Primary Benefit Payments and/or Guaranteed Primary Retirement Benefit Payments have become payable.

     "Guaranteed Net Value Amount" means, on the Insolvency Date, the excess, if any, of (x) the Guaranteed Cash Value, over (y) the aggregate amount of Retirement Benefit Payments received by the Participant prior to such Date.

     "Guaranteed Net Value Commencement Month" means the first month beginning after the close of the Insolvency Year.

     "Guaranteed Net Value Payment" means, for any month commencing after the close of the Insolvency Year, a payment of an amount sufficient to amortize the Guaranteed Net Value Amount in the greater of (x) sixty (60) equal installments, or (y) as many equal installments as there are months within the period beginning with the Guaranteed Net Value Commencement Month and ending with the tenth anniversary of the first day of the Plan Year beginning after the Retirement Date.

     "Guaranteed Primary Benefit Amount" means, for any Plan Year, an amount equal to ten (10%) percent of the Guaranteed Cash Value at the opening of the first Plan Year beginning after the Normal Retirement Date.

     "Guaranteed Primary Benefit Payment" means for any month within a Guaranteed Primary Benefit Plan Year, a payment of an amount sufficient to amortize the Guaranteed Primary Benefit Amount for such Year in twelve (12) equal installments.


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     "Guaranteed Primary Benefit Plan Year" means any Plan Year beginning after the Insolvency Year and before the earlier of the Causal Termination Date or the Guaranteed Full Retirement Payout Date.

     "Income Tax" means, whether or not capitalized, any tax based on net income or excess profits (or any tax in lieu of such a tax) imposed by any foreign country or possession of the United states or by the United States, any state or territory of the United States or any political subdivision thereof.

     "Initial Change Date" means the first Change Date occurring after the Effective Date.

     "Initial Change in Control Period" means, with respect to the Initial Change Date, the two- (2-) year period beginning with such day.

     "Initial Post-Statutory Change of Control Vesting Date" means the first Post-Statutory Change of Control Vesting Date occurring after the Effective Date.

     "Initial Statutory Change Date" means the first Statutory Change Date occurring after the Effective Date.

     "Insolvency Date" means, the first date on which an Event of Insolvency occurs.

     "Insolvency Disability Benefit Amount" means, for any Plan Year, the amount, if any, by which (x) the sum of (A) the aggregate amount received in respect of the Policy (whether from the Insurer; any successor to the Insurer; or any receiver, liquidator, conservator, trustee, custodian, or other similar official of the Insurer or of the whole or any substantial part of the properties or assets of the Insurer; or from any fund or other arrangement created for the purpose of guaranteeing, assuming or reinsuring, in whole or in part, any or all of the policies issued by any insurance company or group of insurance companies) after an Event of Insolvency, and (B) the Plan Tax Savings at the close of such Year, exceeds (y) the sum of (A) the aggregate amount of Guaranteed Permitted Payments which the Participant has received or is scheduled to receive under the Plan for all Plan Years and the aggregate amount of Premiums paid by the Company for all prior Plan Years, (B) the aggregate amount assessed against the Company for all prior Plan Years with respect to the Policy in connection with any rehabilitation, liquidation or similar proceeding involving the Insurer, and (C) the aggregate amount of Insolvency Disability Benefit Payments received in prior Years.

     "Insolvency Disability Benefit Payment" means, for the first month beginning after the close of any Plan Year, a payment of a sum equal to the Insolvency Disability Amount at the close of such Year.

     "Insolvency Retirement Benefit Amount" means, for any Plan Year, the amount, if any, by which (x) the aggregate amount received in respect of the Policy (whether from the Insurer, any successor to the Insurer; or any receiver, liquidator, conservator, trustee, custodian, or other similar official of the Insurer or of the whole or any substantial part of the properties or assets of the Insurer; or from any fund or other arrangement created for the purpose of guaranteeing, assuming or reinsuring, in whole or in part, any or all of the policies issued by any insurance company or group of insurance companies) after an Event of Insolvency, exceeds (y) the sum of

(A) the aggregate amount of Guaranteed Permitted Payments which the Participant has received or is scheduled to receive under the Plan for all Plan Years and the aggregate amount of Premiums paid by the Company for all prior Plan Years,
(B) the aggregate amount assessed against the Company for all prior Plan Years with respect to the Policy in connection with any rehabilitation, liquidation or similar proceeding involving the Insurer, and (C) the aggregate amount of Insolvency Retirement Benefit Payments received in prior Years.

     "Insolvency Retirement Benefit Payment" means, for the first month beginning after the close of any Plan Year, a payment of a sum equal to the Insolvency Retirement Amount at the close of such Year.

     "Insolvency Year" means, the first Plan Year within which an Event of Insolvency occurs.

     "Insurer" means the insurance company that issues the Policy.

     "Maturity Payment" means a payment of an amount equal to the excess, if any, of (x) the sum of the amount payable to the Company under the Policy upon maturity thereof, the amount of any Unanticipated Indebtedness existing on at such time and the amount of Unanticipated Withdrawals made prior to such time, over (y) the aggregate amount of Premiums paid by the Company on or before such time (or due and owing on at such time).

     "Maturity Tax Amount" means such amount, if any, as shall be determined pursuant to Section 5.5 (iv).

     "Maturity Tax Payment" means a payment to the Participant of an amount equal to the Maturity Tax Amount.

     "Minimum Post-Payout Amount" means an amount equal to the premium amount necessary to purchase a paid-up policy from the Insurer on the Full Payout Date equal in face amount to the aggregate amount of Premiums paid by the Company on or before such Date or due and owing on such Date.

     "Nonstatutory Change Date" means the date on which a Nonstatutory Change in Control occurs.

     "Nonstatutory Change in Control" means, with respect to the Company, (i) the acquisition by one person, or more than one person or entity acting as a group, of ownership of Voting Shares possessing more than thirty (30%) percent of the total voting power for the election of the Board of Directors (excluding, however, acquisitions by (A) the Company or its Affiliates, (B) any employee benefit plan sponsored by the Company or its Affiliates or (C) a Tempelsman Family Member or any entity controlled by one or more such Members); (ii) the consummation of a consolidation or merger of the Company with and into, or a transfer of all or substantially all the assets of the Company to, another entity, other than an entity in which those persons holding Voting Shares immediately prior to such transaction, have substantially the same proportionate voting rights in respect of such entity, immediately after such transaction, as they had in respect of the Company immediately prior to such transaction; (iii) the approval by the shareholders of the Company and/or the Board of Directors of a plan for the liquidation or dissolution of the Company; or (iv) the election or appointment of any person to the Board of Directors if, by such election or appointment, a majority of the members of such Board ceases to consist of individuals who are Continuing Directors.

     "Nonstatutory Change in Control Period" means, with respect to any day on which a Nonstatutory Change in Control occurs, the two- (2-) year period beginning with such day.

     "Normal Retirement Date" means the day on which the Participant attains age sixty-five (65).

     "Normal Retirement Year" means the Plan Year within which the Normal Retirement Date occurs.

     "Participant" means Mr. Leon Tempelsman, his heirs and personal representatives.

     "Participating Company" means the Company or any Affiliate thereof.

     "Permitted Investments" means (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (ii) investments in commercial paper maturing within Two Hundred Seventy 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor' s or from Moody's Investors Service; and (iii) investments in certificates of deposit, banker's acceptances and time deposits maturing within One Hundred Eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market and other deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000).

     "Permitted Payment" means any Primary Benefit Payment, Retirement Dividend Payment, Death Benefit Payment or Maturity Payment.

     "Person" means, whether or not capitalized, any individual or trust, estate, partnership, limited liability company, corporation or other entity.

     "Plan" means the retirement benefit plan set forth herein, as amended from time to time.

     "Plan Year" means the annual period beginning on each anniversary of the first day of the first month following the month which includes the Effective Date.

     "Policy" means the life insurance contract insuring the life of the Participant that was issued by the Insurer as of June 1, 1997, having terms identical to the specimen life insurance contract policy annexed hereto as Exhibit A.

     "Policy Year" means the annual period beginning on each anniversary of the date on which the Policy was issued.


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

     "Post-Statutory Change in Control Vesting Date" means, with respect to any Statutory Change in Control Date, the earlier of (x) the first day following such Date on which the Participant could become Change in Control Vested by voluntarily ceasing his employment, or (y) the day following such Date on which the Participant's employment is terminated by the Company for any reason other than Cause.

     "Premium" means any amount required to be paid as consideration for the Policy.

     "Primary Benefit Amount" means the amount by which (x) the Assumed Cash Value on the Retirement Benefit Commencement Date, exceeds (y) the Minimum Post-Payout Amount.

     "Primary Benefit Payment' means, for any month commencing with or after the Retirement Benefit Commencement Date, a payment of an amount sufficient to amortize the Primary Benefit Amount in as many equal installments as there are months within the period beginning with the Retirement Benefit Commencement Month and ending with the Full Payout Month.

     "Primary Benefit Tax Amount" means, for any month within a Retirement Benefit Plan Year, such amount, if any, as shall be determined for such month pursuant to Section 5.5(i).

     "Primary Benefit Tax Payment" means, for any month within a Retirement Benefit Plan Year, a payment to the Participant of an amount equal to the Primary Benefit Tax Amount for such month.

     "Retirement Benefit Commencement Date" means the first day of the first Plan Year beginning after the Retirement Date or such later day to which the commencement of Retirement Benefit Payments has been postponed pursuant to
Section 5.2.

     "Retirement Benefit Commencement Month" means the month that includes the Retirement Benefit Commencement Date.

     "Retirement Benefit Payment" means any payment to which the Participant is entitled pursuant to Section 5.1.

     "Retirement Benefit Period" means the period commencing with the Retirement Benefit Commencement Date and ending with the Retirement Benefit Termination Date.

     "Retirement Benefit Termination Date" means the last day of the earliest of the Date of Death Month, the Causal Termination Month or the Full Payout Month.

     "Retirement Benefit Year" means any Plan Year within which a Retirement Benefit Payment becomes due.

     "Retirement Date" means the date as of which the Participant voluntarily ceases his employment with the Company.

     "Retirement Dividend Payment" means, for any Retirement Benefit Year, a payment of an amount equal to the amount, if any, by which (x) the Assumed Cash Value at the earlier of the Retirement Benefit Termination Date or the close of such Year (determined as if the amount declared as a dividend on the Policy for such Year had been determined by reference to the Insurer's actual investment, expense and mortality experience), exceeds (y) the Assumed Cash Value at such time (determined as if no amount was declared as a dividend on the Policy for such Year and there was no guaranteed interest rate with respect to the Policy for such Year).

     "Retirement Dividend Tax Amount" means, for any Retirement Benefit Plan Year, such amount, if any, as shall be determined for such Year pursuant to
Section 5.5(ii).

     "Retirement Dividend Tax Payment" means, for any Retirement Benefit Plan Year, a payment to the Participant in an amount equal to the Retirement Dividend Tax Amount for such Year.

     "Section 3.2 Election" means a designation of beneficiary made by the Company pursuant to the final sentence of Section 3.2.

     "Section 6.3 Payment" means a payment to the Participant described in
Section 6.3.

     "Separation Date" means the date which is six (6) months after the date on which the Participant' s separation from service (as determined by the Service for purposes of Section 409A(a)(2)(A)(i) of the Code).

     "Service" means the Internal Revenue Service.

     "Statutory Change Date" means the date on which a Statutory Change in Control occurs.

     "Statutory Change in Control" means, a "change in the ownership" with respect to the Company, a "change in effective control" with respect to the Company or a "change in the ownership of a substantial portion of the assets" of the Company (in each case as determined in accordance with subpart B of Part IV of Notice 2005-1 issued by the Service or any Treasury Regulation promulgated by the Service to carry out the purposes of Section 409A of the Code).

     "Statutory Change in Control Period" means, with respect to any day on which a Statutory Change in Control occurs, the two- (2-) year period beginning with such day.

     "Tax Gross-Up Factor" means fifty-eight and seventy-three one-hundredths (58.73%) percent.

     "Tax Payment" means, a Primary Benefit Tax Payment, a Retirement Dividend Tax Payment, a Maturity Tax Payment or a Death Benefit Tax Payment.

     "Tempelsman Family Member" means. (i) Maurice Tempelsman; (ii) any descendant (whether biological or adopted) of Maurice Tempelsman; (iii) the spouse of any person described in clause (i) or (ii) hereof; (iv) the estate of any person described in clause (i), (ii) or (iii) hereof; or (v) any trust created by or arising under the will of any person described in clause (i) (ii) or (iii) hereof.

     "Termination Date" means the date on which the Participant's employment is terminated by action on the part of the Company.

     "Ultimate Parent Entity" means, with respect to any agreement that would result in a Change in Control, any person acquiring Voting Shares or Company assets pursuant to such agreement that has a net book value (or net worth) of not less than Two Hundred Fifty Million Dollars ($250,000,000), as set forth on an audited balance sheet (prepared, as of a date on or after the first anniversary of the date on which such acquisition is consummated, in accordance with United States generally accepted accounting principles or comparable international standards), and any other person having such a net book value (or net worth), as set forth on such a balance sheet, that is an "ultimate acquiring entity" (within the meaning assigned to that term in the Premerger Notification Rules of the Hart-Scott-Rodino Antitrust Improvements Act of 1976) with respect to such acquiring person.

     "Unanticipated Indebtedness" means, at the Date of Death, the amount of the indebtedness against the Policy existing at that time (including any interest payable thereon but excluding the amount of any indebtedness against the Policy the proceeds of which were used to make Permitted Payments).

     "Unanticipated Withdrawal" means, at the earlier of the Date of Death or the date on which the Policy is scheduled to mature, the aggregate amounts obtained by the Company prior to such date upon surrender of all or a portion of the Policy (excluding any such amount which was used make a Permitted Payment).

     "Voting Share" means an outstanding security of the Company possessing the right to vote for the election of directors of the Company.

                                   ARTICLE II

                             ORGANIZATIONAL MATTERS

     Section 2.1 Nature of Plan. The Plan is intended to qualify as unfunded for tax purposes and to qualify, for purposes of Title I of ERISA, as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. Consequently, the Participant shall be an unsecured general creditor of the Company with respect to benefits to which he is entitled hereunder and the Plan shall constitute a mere promise by the Company to pay such benefits in the future. The benefits provided to the Participant by the Plan are not part of any salary reduction plan and are not provided in lieu of a bonus or salary increase. The Plan is not intended to confer any legal rights upon the Participant for a continuation of employment, nor shall its existence limit the Company's right to discharge the Participant or otherwise deal with the Participant without regard to the effect its action might have upon the Participant under the Plan. Any provision hereof to the contrary notwithstanding, if a court of competent jurisdiction determines that the Plan does not satisfy the definitional requirements of Section 201(2) of ERISA and such determination becomes final, (i) the Plan shall be terminated ab initio and neither the Participant nor the Beneficiary shall have any right to receive any benefit under the Plan or under the Policy; and (ii) the Company shall be entitled to a payment from the Participant of a sum equal to the aggregate amount paid to him under the Plan and to a payment from the Beneficiary in an amount equal to the portion of the death benefit paid to the Beneficiary under the Policy.

     Section 2.2 Name of Plan. The Plan shall be known as the "Leon Tempelsman Benefit Plan of Lazare Kaplan International Inc.

                                   ARTICLE III

                                   THE POLICY

     Section 3.1 Acquisition.. The Company purchased the Policy in or about June 1997. The Company and the Participant shall use their best efforts and shall otherwise take all necessary action within their control to cause the Insurer to issue the Policy as of the earliest possible day beginning after May 31, 1997, and shall take any further action within their control which may be necessary to cause the Policy to conform to the terms and conditions of the Plan.

     Section 3.2 Ownership. The Company shall be the sole and absolute owner of the Policy, and except as otherwise provided by Section 3.5, shall have all of the rights with respect thereto, including the right to (i) select the settlement option under the Policy and the beneficiary or beneficiaries to receive the portion of the Policy proceeds to which the Company is not entitled under the Plan; (ii) assign or surrender the Policy; (iii) take or repay a policy loan from the Insurer with respect to the Policy; (iv) pledge or assign the policy for purposes of securing a loan from any person; (v) amend or modify the Policy with the written consent of the Insurer, and (vi) exercise any right, receive any benefit or enjoy any privilege provided by the Policy. Prior to the Effective Date, the Company exercised its right to designate the Beneficiary pursuant to clause (i) of the preceding sentence, and notwithstanding the foregoing, shall not have the right to revoke or otherwise modify such designation; provided, however, that the Company shall have the right, at any time and from time to time following the Normal Retirement Date, to designate either the Beneficiary or itself as the beneficiary to receive the portion of the Policy proceeds in excess of the Aggregate Premium Amount by giving the Participant written notice of such designation; and further provided that the Company shall have the right to designate itself as the beneficiary to receive the portion of the Policy proceeds in excess of the Aggregate Premium Amount unless it reasonably believes that the after-tax cost of the Death Benefit Tax Amount it will be required to pay to the Beneficiary as a result of such designation will be less than the after-tax cost of the tax related bonuses it will be obligated to pay to the Participant pursuant to Section 3.4 as a result of such designation.

     Section 3.3 Payment of Premiums. On or before the due date of any Premium, or within the grace period provided in the Policy, the Company shall pay the full amount of the Premium to the Insurer, and shall promptly furnish the Participant evidence of timely payment of such Premium. The Company shall (i) within ninety (90) days following the Effective Date, issue irrevocable written instructions to the Insurer directing it to grant the Participant full access to all information regarding the Policy and to furnish the Participant with copies of all notices, requests, demands, claims, and other communications it issues or receives with respect to the Policy; (ii) within ten (10) days following the issuance of such written instructions, furnish the Participant with a copy thereof; and (iii) within ninety (90) days after the close of each calendar year, furnish the Participant with a statement of the amount includible in gross income by him for federal, state and local income tax purposes as a result of having cost-free insurance protection provided under the Policy during the calendar year.

     Section 3.4 Payment of Tax-Related Bonuses. At the time it furnishes the statement described in Section 3.3 for any calendar year, the Company shall pay the Participant, as compensation, an amount equal to the aggregate amount of federal, state and local income taxes he would be required to pay for the related calendar year if (i) the amount shown on such statement constituted his entire gross income for such year; (ii) such gross income was wholly allocable to New York City for state and local income tax purposes; (iii) the state and local taxes payable on such gross income for such calendar year were allowed as a deduction for such year in determining his taxable income for federal income tax purposes; (iv) he was not allowed any other deductions or any personal exemptions for such year in determining his taxable income for federal, state or local income tax purposes; and (v) he was subject to the highest marginal federal, New York State and New York City income tax rates for such year applicable to individuals having his marital and filing status. Notwithstanding the foregoing, the amount payable to the Participant pursuant to this Section
3.4 for any calendar year ending after the Normal Retirement Date and beginning prior to the date on which the Participant attains the age of seventy-five (75) shall not exceed Forty-Five Thousand Dollars ($45,000).

     Section 3.5 Endorsement. The Company executed an endorsement to the Policy substantially in the form annexed hereto as Exhibit B. Such endorsement shall not be terminated or modified by the Company without the express written consent of the Participant.

     Section 3.6 Collection of Death Proceeds. Upon the death of the Participant, the Company shall cooperate with the Beneficiary to take whatever action is necessary to collect the death benefit payable under the Policy.

                                   ARTICLE IV

                           ALLOCATION OF DEATH BENEFIT

     Section 4.1 Entire Death Benefit Allocable to Company.. If on or before the Date of Death, (i) the Participant has voluntarily ceased his employment prior to the Normal Retirement Date and was not Change in Control Vested on such Date;
(ii) the Company has designated itself sole beneficiary under the Policy on the most recent Section 3.2 Election; (iii) the Participant has attained the age of seventy-five (75) and the Company has not designated the Beneficiary as beneficiary to receive the portion of the death benefit payable under the Policy in excess of the Aggregate Premium Amount; (iv) the Participant's employment was terminated by action on the part of the Company for Cause; or (v) a Section 6.3 Payment has been made or the Company's obligation to make such a Payment has become fixed; the Company shall have the unqualified right to receive the death benefit payable under the Policy and no portion of such death benefit shall be paid to the Beneficiary (except to the extent a portion of such death benefit, in effect, shall be payable to the Participant in the form of a Death Benefit Payment pursuant to Article V).

     Section 4.2 Death Benefit Allocable to Company and Beneficiary.

Except in a circumstance described in Section 4.1, the Company shall have the unqualified right to receive a portion of the death benefit payable under the Policy equal to the Aggregate Premium

Amount, and the balance of such death benefit, if any, shall be paid directly to the Beneficiary in the manner and in the amount or amounts provided in the beneficiary designation provision of the Policy. In no event shall the amount payable to the Company under this Section 4.2 exceed the amount of the death benefit payable under the Policy, and no amount shall be paid to the Beneficiary from such death benefit until the amount due the Company under this Section 4.2 has been paid in full.

                                    ARTICLE V

                               RETIREMENT BENEFITS

     Section 5.1 Payment of Retirement Benefits.

If the Participant has attained the age of sixty-five (65) and (i) has been employed at all times between the Effective Date and the Normal Retirement Date,
(ii) has voluntarily ceased his employment prior to the Normal Retirement Date and was Change in Control Vested on the Retirement Date, or (iii) has had his employment terminated by action of the Company for any reason other than Cause; he shall be entitled to (i) a Primary Benefit Payment and a Primary Benefit Tax Payment for each month beginning within the Retirement Benefit Period; (ii) a Retirement Dividend Payment and a Retirement Dividend Tax Payment for the first month beginning after the close of each Retirement Benefit Year; (iii) a Death Benefit Payment and a Death Benefit Tax Payment for the earlier of the sixth month beginning after the Date of Death or the first month beginning after the Death Benefit Date; and (iv) a Maturity Payment and a Maturity Tax Payment for the third month beginning after the date on which the Policy is scheduled to mature. Any payment to which the Participant shall be entitled under this
Section 5.1 for any month shall be made on or before the fifth Business Day of such month. The immediately preceding sentence to the contrary notwithstanding, no payment shall be made prior to the Separation Date, and any amount that shall otherwise become due on or before such Date shall be payable on the first Business Day following such Date.

     Section 5.2 Postponement of Retirement Benefit Commencement Date.

The Administrative Committee, upon application by the Participant, shall grant him one or more successive five- (5-) year postponements of the date on which payment of Retirement Benefit Payments will commence. To satisfy the requirements of this Section 5.2, (i) an application to the Administrative Committee for any five- (5-) year postponement must be submitted (on a form provided by the Committee) not less than three hundred sixty-five (365) days before the date prescribed for the payment of Retirement Benefit Payments to commence (as such date may have previously been postponed pursuant to this Section 5.2); and (ii) no such Payments shall have previously become due and payable.

     Section 5.3 Postponement of Full Payout Date.

The Administrative Committee, upon application by the Participant, shall grant him one postponement of the date on which the final Primary Benefit Payment shall become due and payable; provided that the date to which the Full Payout Date may be postponed pursuant to this Section 5.3 shall be an anniversary of the Retirement Benefit Commencement Date and shall not occur earlier than the fifteenth anniversary and not later than the twentieth anniversary of such Date. To satisfy the requirements of this Section 5.3, (i) an application to the Administrative Committee for any postponement of the Full Payout Date must be submitted (on a form provided by the Committee) not less than three hundred sixty-five (365) days before the Retirement Benefit Commencement Date; and (ii) no such Payments shall have previously become due and payable.

     Section 5.4 Determination of the Minimum Post-Payout Amount.

On or before the first Business Day of the first Retirement Benefit Year, the Administrative Committee, after due consultation with the Insurer's In Force Reprojection Unit, shall make a good faith determination of the amount, if any, of the Minimum Post-Payout Amount.

     Section 5.5 Determination of Tax Amounts.

For purposes of the Plan, (i) the Primary Benefit Tax Amount for any month shall be the product obtained by multiplying (x) the Primary Benefit Payment for such month by (y) the Tax Gross-Up Factor; (ii) the Retirement Dividend Tax Amount for any Retirement Benefit Year shall be the product obtained by multiplying (x) the Retirement Dividend Payment for such Year by (y) the Tax Gross-Up Factor;
(iii) the Death Benefit Tax Amount shall be the product obtained by multiplying
(x) the Death Benefit Payment by (y) the Tax Gross-Up Factor; and (iv) the Maturity Tax Amount shall be the product obtained by multiplying (x) the Maturity Payment, by (y) the Tax Gross-Up Factor.

     Section 5.6 Determination of Maturity Payment.

On or before the fifth (5th) Business Day of the second month beginning after the date on which the Policy is scheduled to mature, the Administrative Committee, after due consultation with the Company's accountants, shall make a good faith determination of the Maturity Payment that is payable for the first month beginning after such Date.

     Section 5.7 Termination of Rights.

No amount otherwise payable pursuant to this Article V shall be paid if the such amount becomes due on or after the day on which a Section 6.3 Payment has been made or the Company's obligation to make such a Payment has become fixed.

                                   ARTICLE VI

                                CHANGE IN CONTROL

     Section 6.1 Funding of Benefits Following Initial Statutory Change Date. Funding of Benefits Following Initial Statutory Change Date. If the Participant is employed on the Initial Statutory Change Date or his employment has been terminated on or before such Date by the Company for any reason other than Cause, then (i) on or before the thirtieth Business Day following such Date, the Administrative Committee, after due consultation with the Company's accountants, shall determine the Funding Amount; (ii) on or before the sixtieth Business Day following such Change Date, the Company shall (A) deposit a sum of money equal to the Funding

Amount in a segregated account established and maintained by the Company at an office located within the United States of a financial institution selected by the Participant and reasonably acceptable to the Company (or, if a mutually acceptable financial institution cannot be found, JPMorgan Chase Bank, N.A. or any successor thereto), and (B) upon the establishment of such account, the Company shall notify the Participant of the location, account name and account number of such account and shall deliver to the Participant an Account Control Agreement with respect to such account duly executed by the Company and such Financial Institution containing the provisions described in Section 6.2; and
(iii) upon (A) assigning or surrendering the Policy, (B) taking a loan from the Insurer with respect to the Policy, or (C) pledging the Policy for purposes of securing a loan from any person, at any time prior to the date on which the Company has made a Section 6.3 Payment, the Company will immediately deposit the proceeds of such transaction in such account. All right, title and interest in and to amounts on deposit in such account shall be subject to the claims of the Company's creditors.

     Section 6.2 Account Control Agreement. The Account Control Agreement shall provide, among other things, that (i) withdrawals of funds by the Company from the segregated account prior to the first anniversary of the Date of Death shall only be permitted by the Financial Institution solely for the purposes of (A) paying Premiums as and when due, and only upon presentation to the Financial Institution of a certificate of the chief financial officer of the Company, dated as of the date of the proposed withdrawal, in form and substance reasonably satisfactory to the Financial Institution and the Participant, setting forth the amount and due date of the related Premium and representing that the proposed withdrawal will be applied solely to the payment thereof, together with documentation substantiating the amount and due date of such Premium, and (B) making Permitted Payments, Tax Payments and a Section 6.3 Payment as and when due, and only upon presentation to the Financial Institution of a certificate of the chief financial officer of the Company, dated as of the date of the proposed withdrawal, in form and substance reasonably satisfactory to the Financial Institution and the Participant, setting forth the amount and due date of the related Permitted Payment, Tax Payment or Section 6.3 Payment, as the case may be, and representing that the proposed withdrawal will be applied to solely to the funding thereof; (ii) only cash and Permitted Investments may be held in the segregated account amounts; (iii) authority for selecting Permitted Investments to be held in the segregated account will be vested solely in the Financial Institution; and (iv) liquidation of the segregated account shall be permitted by the Financial Institution only upon presentation to it of a certificate of the chief financial officer of the Company, dated as of the date of the proposed liquidation, in form and substance reasonably satisfactory to the Financial Institution and the legal representative of the Participant's estate, representing that (A) the Participant has voluntarily ceased his employment and was not Change in Control Vested on the Retirement Date, (B) the Participant's employment was terminated by the Company for Cause, (C) the Participant has died and either the Participant has received all Permitted Payments and Tax Payments scheduled to be paid under the Plan, and no Premiums are scheduled to be paid for any period ending after the date of the proposed liquidation, or amounts received by the Company in the proposed liquidation will, to the extent necessary, be applied to the funding of any Permitted Payments or Tax Payments which are then due or may become due under the Plan and in prepayment of any and all Premiums which might be payable for all periods ending after the date of the proposed liquidation, or
(D) the Participant is entitled to a Section 6.3 Payment and either the Participant has received all such distributions, or amounts received by the Company in the proposed liquidation will, to the extent necessary, be applied to the funding of any such distributions which are then due or may become due under the Plan. In addition, the Account Control Agreement shall contain such provisions and terms as are customary for agreements of its type and such other terms as may be reasonably satisfactory to the Company, the Participant and the Financial Institution.

     Section 6.3 Payment of Benefits Following a Statutory Change in Control.

          Section 6.3.1 Payment Accruing on Account of a Statutory Change in Control. If the Participant is Change in Control Vested on a Statutory Change of Control Date or his employment has been terminated by the Company for any reason other than Cause on or before such Date, the Administrative Committee, after due consultation with the Company's accountants, shall promptly determine the Funding Amount, and the Company shall pay such Amount to the Participant on or before the tenth Business Day following such determination.

          Section 6.3.2 Payment Accruing on Account of a Post-Statutory Change in Control Vesting Date. Promptly following the Initial Post-Statutory Change in Control Vesting Date, the Administrative Committee, after due consultation with the Company's accountants, shall promptly determine the Funding Amount, (determined as at such Initial Post-Statutory Change in Control Vesting Date) and the Company shall pay such Amount to the Participant on or before the tenth Business Day following such determination.

          Section 6.3.3 Payment Accruing on Account of Certain Other Events. If at any time after a Statutory Change in Control occurs and before the Company's obligation to make a payment pursuant to Section 6.3.1 or Section 6.3.2 arises, the Company (A) defaults in the performance of its obligations under Section 3.3 or Section 6.1 and such failure continues for ten (10) Business Days after written notice thereof has been given to the Company by the Participant; or (B)
(a) surrenders the Policy in whole or in part (unless any amount obtained upon such surrender has been applied to fund a Permitted Payment), (b) takes a loan from the Insurer with respect to the Policy (unless the proceeds from such loan have been applied to fund a Permitted Payment), (c) terminates or modifies the endorsement to the Policy without the express written consent of the Participant or (d) pledges, hypothecates or otherwise encumbers its interest in the Policy; the Administrative Committee, after due consultation with the Company's accountants, shall promptly determine the Funding Amount (determined as at the date of the relevant event), and the Company shall pay such Amount to the Participant on or before the tenth Business Day following such determination.

     Section 6.4 Credit Enhancement. If any agreement to which the Company is a party would result in a Nonstatutory Change in Control, the Company shall use its best efforts to include in such agreement provisions requiring the Ultimate Parent Entity with respect to such agreement to issue its unconditional guarantee of payment of the Company's obligations to the Participant under the Plan which instrument shall contain such terms and conditions as are typically found in instruments of its type and to execute such further agreements as may be reasonably appropriate to effect the foregoing agreement to guarantee. If no such guarantee is provided by the Ultimate Parent Entity with respect to such agreement, the Change of Control resulting therefrom shall be be treated as a Statutory Change in Control for purposes of Sections 6.1 and 6.2.

     Section 6.5 Overdue Payments. In the event the Company fails to pay in full when due any amount to which the Participant shall be entitled pursuant to
Section 5.4 and such failure continues for a period of ten (10) days, such past due payment shall bear interest at the lesser of (i) the maximum rate permitted by applicable law or (ii) eighteen (18%) percent per annum.

                                   ARTICLE VII

                               INSURER INSOLVENCY

     Section 7.1 Retirement Benefits.

          Section 7.1.1 Insolvency Prior to the Retirement Benefit Commencement Date. If an Event of Insolvency occurs on or before the Retirement Benefit Commencement Date and the Participant would be entitled, except that he has filed or has the right to file an application pursuant to Section 5.2, to commence receiving Retirement Benefit Payments for the first month of the first Plan Year beginning after the later of the Normal Retirement Date or the Insolvency Date; then in lieu of any Retirement Benefit Payments, the Participant shall only be entitled to receive (i) a Guaranteed Primary Benefit Payment for each month beginning after the close of the later of the Normal Retirement Year or the Insolvency Year and ending on or before the earlier of the Causal Termination Date or the Guaranteed Full Payout Date; and (ii) an Insolvency Retirement Benefit Payment for the first month beginning after the close of each Plan Year. Any payment to which the Participant shall be entitled under this Section 7.1.1 for any month shall be made on or before the fifth Business Day of such month; provided that any payment that becomes due prior to the Separation Date shall be paid on the first Business Day following such Date.

          Section 7.1.2 Insolvency Subsequent to the Retirement Benefit Commencement Date. If an Event of Insolvency occurs after the Retirement Benefit Commencement Date, then in lieu of any Retirement Benefit Payments due on or payable after such Date, the Participant shall thereafter only be entitled to receive a Guaranteed Net Value Payment for each month beginning after the close of the Insolvency Year and ending on or before the earlier of the Causal Termination Date or the Guaranteed Full Net Value Payout Date. Any payment to which the Participant shall be entitled under this Section 7.1.2 for any month shall be made on or before the fifth Business Day of such month; provided that any payment that becomes due prior to the Separation Date shall be paid on the first Business Day following such Date.

     Section 7.2 Curative Adjustments. If at any time following the occurrence of an Event of Insolvency the Policy has been restored to its full cash value, the death benefit payable under the Policy has either been unaffected by such Event or has been fully reinstated and all other rights and benefits that the Company or the Beneficiary possessed under the Policy prior to such Event and that were adversely affected by such Event have been fully reinstated; the Administrative Committee shall, to the extent possible, make one or more payments to the Participant so that, immediately following the last such payment, the net amount paid to the Participant under the Plan equals the net amount that would have been payable to him if such Event had not occurred.

                                  ARTICLE VIII

                                    AMENDMENT

     The Plan may be amended by action of the Board of Directors; provided, however, that it may not be amended so as to adversely affect the rights of the Participant or the Beneficiary unless the affected party consents to such amendment in writing. Notwithstanding the foregoing, the Plan may be amended, without the consent of the Participant or the Beneficiary, so as to (i) change the meaning of the term "Plan Year" whenever the Company changes its taxable year for federal income tax purposes so that each Plan Year is coterminous with the taxable year of the Company with which it commenced; and (ii) provide that once the Primary Benefit Amount for any Plan Year has been determined, the Primary Benefit Amount for any subsequent Plan Year will not be affected by any intervening change in the meaning of the term "Plan Year."

                                   ARTICLE IX

                                 ADMINISTRATION

     Section 9.1 Administrative Committee. At the discretion of the Board of Directors, the Plan shall be administered by the Compensation Committee or by a committee specifically established to manage and administer the Plan and appointed by the Board of Directors. In addition to such powers as may be delegated to it by the Board of Directors, the Administrative Committee shall have the power to (i) interpret the Plan, (ii) establish such rules (not inconsistent with the terms of the Plan) as it may deem necessary for the administration of the Plan, (iii) make such determinations as are necessary for the administration of the Plan, (iv) employ agents, attorneys, actuaries, auditors, and accountants to furnish services in connection with the Plan, and
(v) calculate benefits due under the Plan. The Administrative Committee shall have authority to delegate responsibility for performance of ministerial functions necessary for administration of the Plan to such officers of the Participating Companies, including the Participant, as it shall, in its sole discretion, deem appropriate.

     Section 9.2 Administration Costs. All expenses incurred in connection with the administration of the Plan shall be borne by the Company.

     Section 9.3 Legal Limitation. No member of the Administrative Committee shall be required to authorize or engage in any transaction which he determines, in his sole discretion, to be unlawful or might subject him, any Participating Company, the Participant or any Beneficiary to liability (other than liability for taxes) under federal, state or local law.

     Section 9.4 Claims Procedure.

          Section 9.4.1 Filing of Claims. Any person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Administrative Committee setting forth his or her claim. The request must be addressed to the Administrative Committee at the Company's then principal place of business.

          Section 9.4.2 Claim Decision. Upon receipt of a claim, the Administrative Committee shall advise the claimant that a reply will be forthcoming within thirty (30) days and shall, in fact, deliver such reply within such period. The Administrative Committee may, however, extend the reply period for an additional thirty (30) days for reasonable cause. To deny a claim in whole or in part, the Administrative Committee shall render a written opinion, using language calculated to be understood by the claimant, setting forth (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of the Plan on which such denial is based;
(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation why such material or such information is necessary; and (iv) appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review. If such a written opinion is not furnished to the claimant within the reply period (as it may be extended for reasonable cause by the Administrative Committee), the claim shall be deemed to have been denied.

          Section 9.4.3 Request for Review. Within sixty (60) days after the receipt by the claimant of a written or a deemed denial, the claimant may request in writing that the Administrative Committee review the determination. Such request must be addressed to Administrative Committee, at the Company's then principal place of business. The claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrative Committee. If the claimant does not request a review of the determination by the Administrative Committee within such sixty- (60-) day period, he or she shall be barred and estopped from challenging the determination.

          Section 9.4.4 Review of Decision. Within thirty (30) days after the Administrative Committee's receipt of a request for review, it shall review its determination. After considering all materials presented by the claimant, the Administrative Committee shall render a written opinion, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the thirty- (30-) day time period be extended, the Administrative Committee will so notify the claimant and will render the decision as soon as possible, but no later than sixty (60) days after receipt of the request for review. If the Administrative Committee's decision on review is not furnished to the claimant within the time limitations described above, the claim will be deemed denied on review.

                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 No Transfers.. The Participant shall not have, during his lifetime, any right to assign or alienate in any other manner any rights he may have under the Plan, nor shall any such rights be subject to garnishment or any similar procedure.

     Section 10.2 Nature of Plan; Remedies. The Plan is in the nature of a contract between the Company and the Participant. If the Company shall commit or threaten to commit a breach of any of its obligations hereunder, any person adversely affected thereby shall be entitled, in addition to any other remedy to which he may be entitled at law or in equity, to an injunction or injunctions to prevent breaches of the provisions of the Plan and to have the right to have the provisions of this instrument specifically enforced, it being acknowledged and agreed that any such breach would cause irreparable damage to such person for which money damages could not provide an adequate remedy.

     Section 10.3 Headings and Captions. The headings and captions contained in the Plan are inserted for convenience only and shall not in any way affect the meaning or interpretation hereof.

     Section 10.4 Construction. No strict rule of construction shall be applied against the Company.

     Section 10.5 Assignment. No amount distributable or to become distributable to any person under the Plan shall be transferable, assignable or subject to interference or control by any creditors of such person, or subject to any claim for alimony or for the support of a spouse pursuant to a decree of divorce or legal separation, or to being taken or reached by any legal or equitable process in satisfaction of any debt or obligation of such person prior to his receipt of such amount.

     Section 10.6 Severability. If any particular provision of the Plan shall be found to be illegal, invalid or unenforceable in any situation or jurisdiction, such provision shall not affect the validity or enforceability of the remaining provisions hereof or the validity or enforceability of the offending provision in any other situation or jurisdiction. If the final judgment of a court of competent jurisdiction declares any provision of the Plan illegal, invalid or unenforceable, such court shall have the power to reduce the scope, duration or area of such provision, to delete specific words or phrases, or to replace any illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable and that comes closest to expressing the intention of the offending provision

     Section 10.7 Applicable Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

     Section 10.8 Arbitration. Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof, shall be settled by arbitration in New York City in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof and any party to the arbitration may, if he or it so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator or arbitrators shall include, but not be limited to, the awarding of injunctive relief. The arbitrator shall include in any award in the prevailing party's favor the amount of his or its reasonable attorneys' fees and expenses and all other reasonable costs and expenses of the arbitration. In the event that the arbitrator does not rule in favor of the prevailing party in respect of all the claims alleged by such party, the arbitrator shall include in any award in favor of the prevailing party the amount of his or its reasonable attorneys' fees and other expenses and such other reasonable costs and expenses of the arbitration as he deems just and equitable under the circumstances. Except as provided above, each party shall bear his or its own attorney's fees and expenses and the parties shall bear equally all other costs and expenses of the arbitration. Notwithstanding the foregoing, neither the Participant nor the Company may commence an arbitration proceeding with respect to any controversy or claim until the Administrative Committee has rendered a written opinion with respect thereto pursuant to Section 9.4.4 or until one hundred eighty-three
(183) days following the day on which such a review was requested.

     Section 10.9 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Participant:   Mr. Leon Tempelsman
                              140 Riverside Drive
                              New York, New York 10024

     With a copy to:          Leon Tempelsman & Son
                              19 West 44th Street
                              New York, New York 10036

     If to the Company:       Lazare Kaplan International Inc.
                              19 West 44th Street
                              New York, New York 10036

                              Attn: Administrative Committee
                                    of the Board of Directors

     With a copy to:          Warshaw Burstein Cohen
                              Schlesinger & Kuh, LLP
                              555 Fifth Avenue
                              New York, New York 10017
                              Attn: Frederick R. Cummings, Esq.

     Executed as of the 1st day of March 2005.

                                        LAZARE KAPLAN INTERNATIONAL INC.


                                        By:
                                            ------------------------------------
                                            Leon Tempelsman, President

                                                                      APPENDIX A

                                  ERISA RIGHTS

     The Regulations of the Department of Labor require that the following information with respect to your rights under ERISA be annexed to this instrument.

     As the sole participant in the Leon Tempelsman Retirement Benefit Plan of Lazare Kaplan International Inc., you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that you shall be entitled to:

          (i) Examine, without charge, at the Plan administrator's office and at other specified locations, all Plan documents, including any insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

          (ii) Obtain copies of all Plan documents and other Plan information upon written request to the Plan administrator. The Plan administrator may make a reasonable charge for the copies.

          (iii) Receive a summary of the Plan's annual financial report. The plan administrator is required by law to furnish you with a copy of this summary annual report.

          (iv) Obtain a statement telling you whether you have a right to receive a retirement benefit at your normal retirement age (age 65) and, if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will tell you how many more years you have to work to get a right to a retirement benefit. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

          (v) File suit in a federal court, if any materials requested are not received within 30 days of your request, unless the materials were not sent because of matters upon the control of the administrator. The court may require the Plan administrator to pay up to $100 for each day's delay until the materials are received.

     In addition to creating rights for you, ERISA imposes obligations upon the people who are responsible for the operation of the Plan.

     The people who operate your Plan, called "fiduciaries;" of the Plan, have a duty to act prudently and in the interest of you and your beneficiaries.

     No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or exercising your rights under ERISA.

     If your claim for a retirement benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

     If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees.

     If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     If you have any questions about your Plan, you should contract the Plan administrator.

     If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the United States Labor Management Services Administration, Department of Labor.

                                                                      APPENDIX B

                                OTHER INFORMATION

Plan Name:                Leon Tempelsman Retirement Benefit
                          Plan of Lazare Kaplan International Inc.

Plan Sponsor:             Lazare Kaplan International Inc.
                          19 West 44th Street
                          New York, New York 10036

Employer Identification
Number:                   12-2728690

Type of Plan:             Pension Plan

Plan Identification
Number:

Plan Administrator:       The Plan is administered by the Administrative
                          Committee of the Board of Directors which maintains an office at:

                             Lazare Kaplan International Inc.
                             19 West 44th Street
                             New York, New York 10036

Agent for Service
of Legal Process:            The Prentice-Hall Corporation System, Inc.
                             2711 Centerville Road, Suite 400
                             Wilmington, DE 19808

                                                                       EXHIBIT A

                                 SPECIMAN POLICY

The Policy referred to herein is the Policy attached to the Leon Tempelsman Retirement Benefit Plan of Lazare Kaplan International Inc., dated June 1, 1997.

                                                                       EXHIBIT B

                            SPLIT-DOLLAR ENDORSEMENT